EXHIBIT 99.1      PRESS RELEASE

Section:    Financial News

DistributionTo Business Editor

Headline:   WEST ESSEX BANCORP, INC. REPORTS QUARTER INCOME AND EARNINGS PER
            SHARE REFLECTING MERGER RELATED EXPENSES

Dateline:   Caldwell, New Jersey, May 14, 2003

Body:

      Leopold W. Montanaro, Chairman, President & CEO of West Essex Bancorp, Inc. (the "Company") (NASDAQ: WEBK), the holding company for West Essex Bank (the "Bank"), today announced net income of $487,000 or $0.10 per diluted share for the three months ended March 31, 2003, as compared to $804,000 or $0.17 per diluted share for the three months ended March 31, 2002, a decrease in net income and net income per diluted share of 39% and 41%, respectively.

      Excluding merger related expenses, net income for the three months ended March 31, 2003 was $513,000 and earnings per diluted share for the three months ended March 31, 2003 was $0.10.

      Commenting on the results for the three months ended March 31, 2003, Montanaro stated, "Due to the current rate environment and the upcoming merger with Kearny Financial Corp., the Company has been very conservative with its recent investments." Montanaro further noted, "The Bank continues to experience excellent asset quality with non-performing assets at 0.25% of tangible assets and loan loss reserves at 145.0% of non-performing assets."

Results of Operations:
---------------------

      Net interest income for the three months ended March 31, 2003 was $2.4 million, compared to $2.8 million at March 31, 2002. This decrease was a result of a 112 basis point reduction in yield on earning assets to 5.16% from 6.28% for the same quarter last year, partially offset by a 68 basis point reduction in cost of funds to 3.00% from 3.68% for the same quarter last year. Net interest margin was 2.63% for the three months ended March 31, 2003, compared to 3.19% in the same prior year period.

      Non-interest income for the three months ended March 31, 2003 was $162,000, a decrease from $165,000 in the prior year's period. Non-interest expense for the three months ended March 31, 2003 increased to $1.81 million from $1.78 million in the same prior year's period. The increase was primarily related to merger-related costs.

Financial Condition:
-------------------

      Total assets at March 31, 2003 decreased 2.1% to $384.4 million as compared to $392.6 million at December 31, 2002. Loans receivable were $126.5 million compared to $138.5 million at December 31, 2002. The decrease in loans is primarily a result of loan repayments exceeding loan originations for the period. Mortgage-backed securities (MBS) were $163.2 million compared to $182.0 million at December 31, 2002. Deposits totaled $256.8 million compared to $255.1 million at December 31, 2002, while borrowed money was $73.9 million compared to $84.3 million at December 31, 2002. Shareholder equity was $51.9 million compared to $51.5 million at December 31, 2002.

      During the quarter ended March 31, 2003, the Company did not repurchase shares of its outstanding common stock under the Company's second repurchase program. There remains 10,734 shares to be repurchased under the Company's second repurchase program.

      On March 20, 2003, the Company announced the payment of its seventeenth consecutive quarterly cash dividend of fourteen cents ($0.14) for the quarter ended March 31, 2003, payable April 10, 2003 to shareholders of record at March 31, 2003.

      West Essex Bancorp, Inc., through its subsidiary West Essex Bank currently operates 8 full service-banking offices throughout northern New Jersey. Also, visit us at our web site @ www.westessexbank.com.

      Statements contained in the news release, which are not historical facts, are forward- looking statements as that term in defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company disclaims any obligation to update any forward-looking statements.



                             FINANCIAL HIGHLIGHTS
            (in thousands, except percentages and per share data)


                                                           THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           -------------------
                                                             2003        2002
                                                           -------     -------
                                                               (UNAUDITED)
                                                                ---------


SUMMARY OF OPERATIONS
Total Interest Income....................................   $4,758      $5,609
Total Interest Expense ..................................    2,334       2,762
                                                           -------     -------
   Net Interest Income...................................    2,424       2,847
Provision for Loan Loss..................................        -           -
                                                           --------------------
   Net Income after L.L. Provision.......................    2,424       2,847
Total Noninterest Income.................................      162         165
Total Noninterest Expense................................    1,811       1,780
                                                           -------     -------
   Net Income before Income Taxes........................      775       1,232
Income Taxes.............................................      288         428
                                                           --------   --------
Net Income...............................................   $  487      $  804
                                                           ========   ========

PERFORMANCE RATIOS
Earnings Per Share-Basic ................................   $ 0.10      $ 0.17
Earnings Per Share--Diluted ..............................  $ 0.10      $ 0.17
Yield on Average Tangible Assets.........................     0.61%       0.98%
Yield on Average Tangible Equity.........................     4.69%       7.54%
Net Interest Margin......................................     2.63%       3.19%
Efficiency Ratio.........................................    63.31%      54.10%

SHARE INFORMATION
Cash Dividends Declared .................................   $ 0.14      $ 0.14
Book Value ..............................................   $10.61      $10.44
Tangible Book Value .....................................   $10.06      $ 9.76
Avg. Diluted Shares .....................................    4,895       4,874


SELECTED BALANCE SHEET DATA                  MARCH 31, 2003   DECEMBER 31, 2002
                                              (UNAUDITED)        (UNAUDITED)
                                             --------------   -----------------

Total Assets..............................     $384,424          $392,624
Loans, net................................      126,538           138,459
Mortgage-backed securities, net...........      163,164           182,029
Other securities, net.....................       46,731            28,169
Goodwill..................................        2,717             2,865
Deposits..................................      256,761           255,093
Borrowed Money ...........................       73,873            84,282
Shareholder equity........................       51,896            51,455

Capital Ratios
Total equity to total assets..............        13.50%            13.11%
Tangible equity to tangible assets........        12.88%            12.47%
